Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Engages JSB-Partners to Execute Business Development Strategy

San Mateo, Calif., (April 17, 2012) – NeurogesX, Inc. (NASDAQ: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today announced that it has engaged JSB-Partners, a global life sciences advisor, to assist the Company in executing its business development objectives that include selecting potential development and commercial partners and entering into partnerships for the United States and other major global markets, which remain unpartnered, for its lead product candidate NGX-1998 and its commercialized product Qutenza® (capsaicin 8%) patch.

“Consistent with our recently announced strategic plan, we are focused on enabling a Phase 3 clinical program for NGX-1998 and a well-resourced commercial launch. In addition, we are searching to secure a development and commercialization partner to ensure the broadest potential clinical development program for NGX-1998, as well as maximize the market opportunity of Qutenza,” said Ronald Martell, President and CEO. “We are continuing discussions with partner candidates, who see the value in NGX-1998 and share our vision that NGX-1998 can be a very significant product in the treatment of neuropathic pain. We believe that NGX-1998’s potential will be enhanced by securing the appropriate development and commercial partner.”

Mr. Martell concluded, “We have engaged JSB-Partners, which brings a team with significant industry experience and knowledge to this process and a rigor that we are confident will lead us to the appropriate transaction in a timeframe that fits within our strategic plan. Throughout this process, we will remain open to evaluating all available options to enhance the value of NGX-1998 and Qutenza for NeurogesX’ shareholders.”

The Company’s business development initiatives are focused on securing development and commercial partnerships in currently unpartnered major global markets including the United States, Asia, Latin America, and Canada. NeurogesX and Astellas Pharma Europe continue their commercial partnership for Europe, the Middle East and Africa, under which Astellas is currently commercializing Qutenza in certain countries in that territory. Astellas has an option to license NGX-1998 for the same territory.

About JSB-Partners

JSB-Partners is a global transaction advisory firm with a proven history in creating value for its clients. The partners’ broad life science and medical backgrounds also include deep and diverse expertise in financial, commercial, and strategic business transactions at the global level. JSB has extensive and trusted relationships with pharma/biotech clients and shareholders, and a proven partnering process, which allows them to achieve value-maximizing transactions and aligned outcomes for stakeholders. JSB’s senior team members are located in the United States, Europe, and Japan.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development. The Company anticipates that the End-of-Phase 2 meeting will occur in the third quarter of 2012.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: NGX-1998 being ready for entry into Phase 3 development; the timing of an End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA); and the NeurogesX’ plans with respect to potential strategic partnerships for Qutenza and NGX-1998, and the potential benefits of retention of JSB in connection with pursuing and entering into such strategic partnerships. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval; difficulties or delays in further clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 clinical trials; adverse outcomes with respect to, or delay of, the End-of-Phase 2 meeting with the FDA; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of commercialization of Qutenza or could have an effect on NeurogesX’ development or other plans with respect to NGX-1998; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; delay or prevention of commercialization or development activities due to unexpected expenses or a lack of sufficient resources; and

difficulties or delays in identifying potential strategic partners for Qutenza and NGX-1998 and negotiating and entering into agreements with such entities. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington (investors)

(646) 536-7017

scarrington@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

JSB-Partners, LP

Wolfgang Stoiber

Managing Director

(978) 318-9799 x880

wstoiber@jsb-partners.com

# # #

3